Exhibit 16

[Arthur Andersen LLP Letterhead]

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

May 23, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 23, 2002 of Peoples Energy Corporation, The Peoples Gas Light and Coke Company and North Shore Gas Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they relate to Arthur Andersen LLP.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

Copy to:

Mr. Thomas A. Nardi, Senior Vice President, Chief Financial Officer and Treasurer, Peoples Energy Corporation, The Peoples Gas Light and Coke Company and North Shore Gas Company